Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Steve Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Third Quarter 2019 Financial Results

•	Revenues of $299.1 million

•	Adjusted Revenues of $299.2 million

•	Net earnings of $37.3 million, or $0.25 per diluted share

•	Adjusted Net Earnings of $76.1 million, or $0.51 per diluted share

•	Adjusted EBITDA of $149.8 million

JACKSONVILLE, Fla. - November 6, 2019 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the third quarter and nine months ended September 30, 2019.

Revenues for the third quarter of 2019 increased 6% to $299.1 million compared to $281.7 million in the prior year quarter. Earnings before equity in losses of unconsolidated affiliates increased 14% to $49.2 million compared to $43.0 million in the prior year quarter. Net earnings for the third quarter of 2019 decreased 13% to $37.3 million compared to $43.0 million in the prior year quarter. Diluted EPS decreased 14% to $0.25 compared to $0.29 in the prior year quarter. The effect of our indirect investment in The Dun and Bradstreet Corporation (the "D&B Investment") was a reduction of Net earnings of $11.8 million, or $0.08 per diluted share. Net earnings margin was 12.5% compared to 15.3% in the prior year quarter.

Adjusted Revenues for the third quarter of 2019 increased 6% to $299.2 million compared to $282.3 million in the prior year quarter. Adjusted Net Earnings for the third quarter of 2019 increased 7% to $76.1 million compared to $71.3 million in the prior year quarter. Adjusted EPS for the third quarter of 2019 increased 6% to $0.51 per diluted share compared to $0.48 per diluted share in the prior year quarter.

Adjusted EBITDA for the third quarter of 2019 increased 8% to $149.8 million compared to $138.4 million in the prior year quarter. Adjusted EBITDA Margin was 50.1% compared to 49.0% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, "Our third quarter results are reflective of the ongoing strength and momentum of our strategic initiatives across the enterprise. We look forward to further growing our leadership position in the market with our innovative and integrated solutions."

Black Knight Chief Executive Officer Anthony Jabbour added, "We are pleased with our solid results in the third quarter. We delivered Adjusted Revenues growth of 6% and Adjusted EBITDA growth of 8%, which drove margin expansion of 110 basis points to 50.1%. The underlying fundamentals of our business remain strong and we remain focused on creating sustainable, long-term shareholder value.”

Revenues for the nine months ended September 30, 2019 increased 6% to $877.1 million compared to $828.6 million in the 2018 period. Earnings before equity in losses of unconsolidated affiliates increased 6% to $133.8 million compared to $125.7 million in the 2018 period. Net earnings for the nine months ended September 30, 2019 decreased 24% to $95.9 million compared to $125.7 million in the 2018 period. Diluted EPS decreased 24% to $0.65 compared to $0.85 per diluted share in the 2018 period.

The effect of our D&B Investment was a reduction of Net earnings of $37.8 million, or $0.25 per diluted share. Net earnings margin was 10.9% compared to 15.2% in the 2018 period.

Adjusted Revenues for the nine months ended September 30, 2019 increased 6% to $877.5 million compared to $830.9 million in the 2018 period. Adjusted Net Earnings for the nine months ended September 30, 2019 increased 6% to $215.1 million compared to $203.8 million in the 2018 period. Adjusted EPS for the nine months ended September 30, 2019 increased 5% to $1.45 per diluted share compared to $1.38 per diluted share in the 2018 period.

Adjusted EBITDA for the nine months ended September 30, 2019 increased 8% to $434.8 million compared to $402.5 million in the 2018 period. Adjusted EBITDA Margin was 49.5% compared 48.4% in the 2018 period.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted EPS and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort. For the same reasons, Black Knight is unable to address the probable significance of the information.

Segment Information

Software Solutions

Adjusted Revenues for the third quarter of 2019 increased 5% to $257.3 million compared to $243.9 million in the prior year quarter. Adjusted EBITDA increased 6% to $153.2 million compared to $144.6 million, with an Adjusted EBITDA Margin of 59.5%, an increase of 20 basis points compared to the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2019 increased 6% to $756.2 million compared to $716.2 million in the 2018 period. Adjusted EBITDA increased 6% to $447.8 million compared to $423.2 million, with an Adjusted EBITDA Margin of 59.2%, an increase of 10 basis points compared to the 2018 period.

Data and Analytics

Adjusted Revenues for the third quarter of 2019 increased 9% to $41.9 million compared to $38.4 million in the prior year quarter. Adjusted EBITDA increased 7% to $10.5 million compared to $9.8 million, with an Adjusted EBITDA Margin of 25.1%, compared to 25.5% in the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2019 increased 6% to $121.3 million compared to $114.7 million in the 2018 period. Adjusted EBITDA increased 6% to $29.8 million compared to $28.2 million, with an Adjusted EBITDA Margin of 24.6% in both periods.

Effective Tax Rate

Our GAAP effective tax rate for the three and nine months ended September 30, 2019 was 16.0% and 20.5%, respectively. Our GAAP effective tax rate for the third quarter of 2019 includes the effect of a deferred tax revaluation adjustment as a result of a reduction in our blended state tax rate driven by a Florida tax rate change, a higher than expected research and experimentation tax credit in the current year and the effect of excess tax benefits related to the vesting of restricted shares of our common stock.

D&B Investment

During the third quarter of 2019, we had a change in accounting principle to eliminate the one-quarter reporting lag related to our D&B Investment based on the most recently available financial information. We applied the effects of this change retrospectively. Our Net earnings for the three and nine months ended September 30, 2019 include the results of operations related to our D&B Investment for the three months ended September 30, 2019 and for the period from February 8, 2019 to September 30, 2019, respectively.

Balance Sheet

As of September 30, 2019, we had cash and cash equivalents of $9.8 million and debt of $1,633.4 million. As of September 30, 2019, we had available capacity of $333.7 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight is reaffirming its prior outlook for full year 2019 Revenues, Adjusted Revenues and Adjusted EBITDA and is raising its prior outlook for Adjusted EPS.
The full year 2019 outlook is as follows:

•	Revenues are expected to be at the low end of the original guidance range of $1,177 million to $1,199 million.

•	Adjusted Revenues are expected to be at the low end of the original guidance range of $1,178 million to $1,200 million.

•	Adjusted EPS is expected to be in the range of $1.92 to $1.94.

•	Adjusted EBITDA is expected to be at the low end of the original guidance range of $581 million to $598 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the third quarter 2019 financial results on November 6, 2019, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:30 a.m. ET on November 6, 2019, through November 13, 2019, by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13694834.

The call will also be webcast live from Black Knight's investor relations website at https://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2019 is expected to be approximately $0.5 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other expense, net;

•	Equity in losses of unconsolidated affiliates, net of tax;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution");

•	spin-off related transition costs;

•	acquisition-related costs, including certain costs pursuant to a purchase agreement;

•	costs associated with executive transition; and

•	significant legal matters.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in losses of unconsolidated affiliates, net of tax;

•
the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the FNF acquisition of a predecessor of Black Knight in January 2014;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including certain costs pursuant to a purchase agreement;

•	costs associated with executive transition;

•	significant legal matters; and

•
adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments and the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications.

Adjusted EPS - Adjusted EPS is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	our ability to protect our proprietary software and information rights;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our investment in Star Parent, L.P. and the operation of its indirect subsidiary The Dun and Bradstreet Corporation;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9.8	$20.3
Trade receivables, net	180.6	172.3
Prepaid expenses and other current assets	75.1	67.3
Receivables from related parties	6.2	6.2
Total current assets	271.7	266.1
Property and equipment, net	161.8	177.1
Computer software, net	401.4	405.6
Other intangible assets, net	165.6	188.0
Goodwill	2,361.4	2,329.7
Investments in unconsolidated affiliates	338.8	3.8
Deferred contract costs, net	157.5	161.3
Other non-current assets	145.3	121.8
Total assets	$4,003.5	$3,653.4
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$41.9	$67.8
Accrued compensation and benefits	49.2	65.8
Current portion of long-term debt	62.9	52.5
Deferred revenues	47.3	52.9
Total current liabilities	201.3	239.0
Deferred revenues	96.4	106.8
Deferred income taxes	204.2	220.9
Long-term debt, net of current portion	1,570.5	1,284.2
Other non-current liabilities	63.3	16.0
Total liabilities	2,135.7	1,866.9
Equity:
Additional paid-in capital	1,582.0	1,585.8
Retained earnings	477.1	381.1
Accumulated other comprehensive (loss) earnings	(26.4)	0.3
Treasury stock, at cost	(164.9)	(180.7)
Total equity	1,867.8	1,786.5
Total liabilities and equity	$4,003.5	$3,653.4

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues	$299.1	$281.7	$877.1	$828.6
Expenses:
Operating expenses	163.9	157.4	483.3	462.2
Depreciation and amortization	59.6	54.0	174.0	159.0
Transition and integration costs	0.4	3.3	2.3	5.8
Total expenses	223.9	214.7	659.6	627.0
Operating income	75.2	67.0	217.5	201.6
Other income and expense:
Interest expense, net	(16.5)	(13.2)	(48.2)	(39.1)
Other expense, net	(0.1)	—	(0.9)	(6.4)
Total other expense, net	(16.6)	(13.2)	(49.1)	(45.5)
Earnings before income taxes and equity in losses of unconsolidated affiliates	58.6	53.8	168.4	156.1
Income tax expense	9.4	10.8	34.6	30.4
Earnings before equity in losses of unconsolidated affiliates	49.2	43.0	133.8	125.7
Equity in losses of unconsolidated affiliates, net of tax	(11.9)	—	(37.9)	—
Net earnings	$37.3	$43.0	$95.9	$125.7

Net earnings per share:
Basic	$0.25	$0.29	$0.65	$0.85
Diluted (1)	$0.25	$0.29	$0.65	$0.85
Weighted average shares of common stock outstanding:
Basic	147.7	147.2	147.6	147.7
Diluted (1)	148.5	147.8	148.4	148.2
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards. The denominator includes the dilutive effect of approximately 0.8 million and 0.6 million shares of unvested restricted shares of common stock for the three months ended September 30, 2019 and 2018, respectively, and 0.8 million and 0.5 million shares of unvested restricted shares of common stock for the nine months ended September 30, 2019 and 2018, respectively.

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$95.9	$125.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	174.0	159.0
Amortization of debt issuance costs and original issue discount	2.1	2.3
Loss on extinguishment of debt, net	—	5.8
Deferred income taxes, net	5.9	1.6
Equity in losses of unconsolidated affiliates, net of tax	37.9	—
Equity-based compensation	39.8	33.4
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	(7.9)	38.7
Prepaid expenses and other assets	1.8	(32.6)
Deferred contract costs	(28.8)	(35.1)
Deferred revenues	(16.0)	(4.1)
Trade accounts payable and other liabilities	(83.3)	10.7
Net cash provided by operating activities	221.4	305.4
Cash flows from investing activities:
Additions to property and equipment	(11.3)	(20.1)
Additions to computer software	(57.2)	(53.6)
Business acquisitions, net of cash acquired	(52.8)	(6.0)
Investments in unconsolidated affiliate	(392.6)	—
Net cash used in investing activities	(513.9)	(79.7)
Cash flows from financing activities:
Revolver borrowings	842.8	523.2
Revolver payments	(509.0)	(441.2)
Term loan borrowings	—	258.6
Term loan payments	(23.4)	(410.7)
Purchases of treasury stock	(11.9)	(141.5)
Tax withholding payments for restricted share vesting	(15.9)	(7.6)
Debt issuance costs	—	(5.8)
Other financing activities	(0.6)	—
Net cash provided by (used in) financing activities	282.0	(225.0)
Net (decrease) increase in cash and cash equivalents	(10.5)	0.7
Cash and cash equivalents, beginning of period	20.3	16.2
Cash and cash equivalents, end of period	$9.8	$16.9
Supplemental cash flow information:
Interest paid, net	$(45.3)	$(36.2)
Income taxes paid, net	$(41.9)	$(21.6)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended September 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$257.3	$41.9	$(0.1)	(1)	$299.1
Expenses:
Operating expenses	104.1	31.4	28.4	(2)	163.9
Transition and integration costs	—	—	0.4	(3)	0.4
EBITDA	153.2	10.5	(28.9)		134.8
Depreciation and amortization	31.4	3.9	24.3	(4)	59.6
Operating income (loss)	121.8	6.6	(53.2)		75.2
Interest expense, net					(16.5)
Other expense, net					(0.1)
Earnings before income taxes and equity in losses of unconsolidated affiliates					58.6
Income tax expense					9.4
Earnings before equity in losses of unconsolidated affiliates					49.2
Equity in losses of unconsolidated affiliates, net of tax					(11.9)
Net earnings					$37.3
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $14.5 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of acquisition-related costs, including certain costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended September 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$243.9	$38.4	$(0.6)	(1)	$281.7
Expenses:
Operating expenses	99.3	28.6	29.5	(2)	157.4
Transition and integration costs	—	—	3.3	(3)	3.3
EBITDA	144.6	9.8	(33.4)		121.0
Depreciation and amortization	27.9	3.4	22.7	(4)	54.0
Operating income (loss)	116.7	6.4	(56.1)		67.0
Interest expense, net					(13.2)
Earnings before income taxes					53.8
Income tax expense					10.8
Net earnings					$43.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $13.5 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of costs associated with executive transition and transition-related costs as we transferred certain corporate functions from FNF.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Nine months ended September 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$756.2	$121.3	$(0.4)	(1)	$877.1
Expenses:
Operating expenses	308.4	91.5	83.4	(2)	483.3
Transition and integration costs	—	—	2.3	(3)	2.3
EBITDA	447.8	29.8	(86.1)		391.5
Depreciation and amortization	91.4	11.6	71.0	(4)	174.0
Operating income (loss)	356.4	18.2	(157.1)		217.5
Interest expense, net					(48.2)
Other expense, net					(0.9)
Earnings before income taxes and equity in losses of unconsolidated affiliates					168.4
Income tax expense					34.6
Earnings before equity in losses of unconsolidated affiliates					133.8
Equity in losses of unconsolidated affiliates, net of tax					(37.9)
Net earnings					$95.9
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $40.6 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of acquisition-related costs, including certain costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily consists of net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Nine months ended September 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$716.2	$114.7	$(2.3)	(1)	$828.6
Expenses:
Operating expenses	293.0	86.5	82.7	(2)	462.2
Transition and integration costs	—	—	5.8	(3)	5.8
EBITDA	423.2	28.2	(90.8)		360.6
Depreciation and amortization	83.0	10.1	65.9	(4)	159.0
Operating income (loss)	340.2	18.1	(156.7)		201.6
Interest expense, net					(39.1)
Other expense, net					(6.4)
Earnings before income taxes					156.1
Income tax expense					30.4
Net earnings					$125.7
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $33.8 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of costs associated with executive transition and transition-related costs as we transferred certain corporate functions from FNF.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues	$299.1	$281.7	$877.1	$828.6
Deferred revenue purchase accounting adjustment	0.1	0.6	0.4	2.3
Adjusted Revenues	$299.2	$282.3	$877.5	$830.9

Reconciliation of Net earnings to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net earnings	$37.3	$43.0	$95.9	$125.7
Depreciation and amortization	59.6	54.0	174.0	159.0
Interest expense, net	16.5	13.2	48.2	39.1
Income tax expense	9.4	10.8	34.6	30.4
Other expense, net	0.1	—	0.9	6.4
Equity in losses of unconsolidated affiliates, net of tax	11.9	—	37.9	—
EBITDA	134.8	121.0	391.5	360.6
Deferred revenue purchase accounting adjustment	0.1	0.6	0.4	2.3
Equity-based compensation(1)	14.5	13.5	40.6	33.8
Debt and/or equity offering expenses	—	—	—	0.7
Spin-off related transition costs	—	0.5	—	2.2
Acquisition-related costs	0.4	0.5	2.3	0.6
Executive transition costs	—	2.3	—	2.3
Adjusted EBITDA	$149.8	$138.4	$434.8	$402.5

Net earnings margin	12.5%	15.3%	10.9%	15.2%
Adjusted EBITDA Margin	50.1%	49.0%	49.5%	48.4%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $1.0 million and $2.9 million for the three and nine months ended September 30, 2019, respectively, and $1.4 million for the three and nine months ended September 30, 2018.

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net earnings to Adjusted Net Earnings

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net earnings	$37.3	$43.0	$95.9	$125.7
Equity in losses of unconsolidated affiliates, net of tax	11.9	—	37.9	—
Depreciation and amortization purchase accounting adjustment (1)	24.4	22.7	71.6	66.1
Deferred revenue purchase accounting adjustment	0.1	0.6	0.4	2.3
Equity-based compensation (2)	14.5	13.5	40.6	33.8
Debt and/or equity offering expenses	—	—	—	6.5
Spin-off related transition costs	—	0.5	—	2.4
Acquisition-related costs	0.4	0.5	2.3	0.6
Executive transition costs	—	2.3	—	2.3
Legal matters	0.1	0.1	0.8	0.5
Income tax expense adjustment	(12.6)	(11.9)	(34.4)	(36.4)
Adjusted Net Earnings	$76.1	$71.3	$215.1	$203.8

Adjusted EPS	$0.51	$0.48	$1.45	$1.38
Weighted Average Adjusted Shares Outstanding	148.5	147.8	148.4	148.2
________________________
(1) Components of the depreciation and amortization purchase accounting adjustment are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Other intangible assets	$14.7	$14.2	$43.8	$42.5
Computer software	9.9	9.3	28.4	26.5
Property and equipment	0.2	0.1	0.5	0.2
Deferred contract costs	(0.4)	(0.9)	(1.1)	(3.1)
Depreciation and amortization purchase accounting adjustment	$24.4	$22.7	$71.6	$66.1

(2) Includes accelerated recognition of equity-based compensation expense of $1.0 million and $2.9 million for the three and nine months ended September 30, 2019, respectively, and $1.4 million for the three and nine months ended September 30, 2018.